EXHIBIT 10.1

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (the “Amendment Agreement”) is made the 1st day of August, 2023 (the “Effective Date”).

AMONG:

MK METAL TRADING MEXICO SA DE CV

Av. Ejercito Nacional Mexicano

No. 769, Torre B Piso 3 Oficina L02, Col. Granada, Mexico City,

11520 Mexico

(“Buyer”)

AND:

DynaResource de Mexico SA de CV.

Calle Cedro Number 303

Col. Alameda

Mazatlán, Sinaloa Mexico

CP 82123

52 (669) 991-4988

(“Seller”)

WITNESSES THAT WHEREAS:

A.	Buyer and Mineras de DynaResource , S.A. de C.V. (“Dyna”) entered into a Gold Concentrate Purchase Agreement dated 1 February 2021 with reference OPUK.SP90731 (the “Agreement”);

B.	On March 23, 2022, Dyna assigned its obligations to DynaResource de Mexico, SA de CV (“Seller”) and Buyer consented to the assignment.

C.	On December 12th, 2022, Seller exercised its option to extend the contract until December 31, 2023.

D.	The Buyer and Seller wish to further extend the contract and make other adjustments to the commercial terms of the Agreement.

NOW THEREFORE in consideration of the following mutual promises hereunder and other good and valuable consideration (the receipt and sufficiency of which each party acknowledges), the parties covenant and agree as follows:

1.	Clause 2, Duration and Quantity, of the Agreement, shall be replaced as follows:

The contract commences on January 27, 2021 and shall remain in force until completion of the parties obligations herein.

Subject to the terms of this Contract, the Seller agrees to use its best efforts to produce and sell to Buyer, and Buyer agrees to buy 100% of the gold concentrate production, for the period January 27, 2021 until December 31, 2026, subject to a minimum delivery which is projected by Seller to be 45,000 WMT of concentrates (minus 10%), as set out in Clause 3 and in accordance with the terms and conditions of this Contract. The parties intend that the Buyer shall buy such quantities of the Concentrate as are set out in the Part A of Schedule 1 to this Contract, subject to the paragraph below.

The parties hereto accept and acknowledge that the shipment quantities set out in Part A of schedule 1 to this Contract are approximations and that the actual quantity of Concentrate in each shipment may vary therefrom. To the extent that the quantity of Concentrate in any shipment exceeds, or is exceeded by, the quantity set out in Part A of Schedule 1 to this Contract (the “Target Quantity” for that shipment) by 10% more or less of the Target Quantity, the Seller shall be deemed to have satisfied its obligations under this Contract in full.

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After December 31, 2026, the contract shall automatically extend annually, unless written termination by either party is given no later than 365 days before the date of termination. For clarity, the earliest cancellation that may be given is December 31, 2026 with cancellation notice to be provided no later than January 1, 2026, otherwise the Contract would automatically extend until December 31, 2027.

On the effective date of Cancellation, any outstanding advances under the Advance Credit Line or the Revolving Credit Facility under Clause 8 must be repaid in full otherwise the Seller must continue to make deliveries of 100% of production to the Buyer until such point as any outstanding amounts are settled.

2.	Clause 8, Payment, subsection Credit Facility shall add the following to the end of the sub clause:

All references to the Credit Facility above, shall be referred to as the “Advance Credit Line”.

The Seller may only draw under the Advance Credit Line or the Revolving Credit Facility (defined below) if it is not default of its obligations under this Contract.

Effective August 1, 2023, the maximum Advance Credit Line shall be increased to US$17.5M with the value of the Advance Credit Line to be set based on 80% of the Current Market Value at delivery in the most recent past 3 successive months.

Effective August 1, 2023, in lieu of utilizing the Advance Credit Line, the Seller shall have the option to convert the Advance Credit Line to a revolving credit facility (the “Revolving Credit Facility”) with the following conditions:

-	Maximum drawdown of US$10.00 million
-	Bears interest at 3M SOFR + 7.5%
-	Repayment over a maximum of 12 months with the following minimum principal repayments: Month 1, interest only, Months 2-11 5% of drawdown amount plus interest, Month 12 50% of drawdown plus interest.
-

Upon full repayment of the Revolving Credit Facility and interest and the Seller not being in breach of their contractual obligations, the Seller will have the option of redrawing the Revolving Credit Facility or reconverting the Revolving Credit Facility to the Advance Credit Line.

For any overdue payments under the Advance Credit Line or the Revolving Credit Facility, additional interest of 6% per annum shall be incurred.

3.	Clause 22 Termination, shall add the following to the end of the Clause.

Within 30 calendar days of the event of a change of control of the Seller, with a change of control being defined as a sale to a third party of the majority of the assets or shares of the Seller, its beneficial parent company, or any other material subsidiaries, the Seller or Seller’s successors at their option may terminate the Contract without adhering to the minimum cancellation notice period in Clause 2 for future deliveries or Clause 19 and paying the Buyer a termination fee of US$ 1 million as well as any amounts due and outstanding under the Contract, the Revolving Credit Facility/Advance Credit Line in Clause 8, due on provision of the notice. Termination shall not be effective until such time as these amounts are settled in full. After provision of the notice and payment of the fee, any completed deliveries that occurred before the notice shall be finalized under regular course of the Contract.

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4.	Schedule 1, Part C shall be replaced in its entirety as follows:

For so long as the Contract remains in place, the Buyer shall receive a right of first refusal to purchase any concentrates or dore or other precious metal bearing products from the Buyer’s mining and processing operations.

5.	All other terms and conditions of the Agreement dated the 1st February 2021 remain un- changed, save as expressly varied herein.

6.	Capitalized terms used in this Amendment Agreement shall have the same meaning as in the Agreement unless herein stated otherwise.

7.	This Amendment Agreement is effective as of the 1st day of August, 2023.

8.

This Amendment Agreement shall be governed by and construed in accordance with the substantive laws of England and Wales, expressly excluding the United Nations Convention on Contracts for the International Sales of Goods of April 11, 1980 (CISG).

9.

Any notices, demands and requests which may or are required to be given under this Amendment Agreement related to the Agreement will be in writing and will be sufficiently given if delivered personally or by facsimile to the respective addresses set out below, or any other addresses as the parties may from time to time advise by notice in writing. The date of receipt of any notice, demand or request will be deemed to be the actual date of delivery of the notice, demand or request.

To Seller:	DynaResource de Mexico, SA de CV Calle Cedro Number 303 Col. Alameda Mazatlán, Sinaloa Mexico CP 82123 Email: KDD@Dynaresource.com Telephone: 52 (669) 991-4988

To Buyer:

MK METAL TRADING MEXICO SA DE CV

Av. Ejercito Nacional Mexicano

No. 769, Torre B Piso 3 Oficina L02, Col.

Granada, Mexico City,

11520 Mexico

Email: brent.omland@oceanpartners.com

Telephone No.: +44 1628 644 060

Fax No.: +44 1628 644 070

10.

This Amendment Agreement may be executed and delivered in separate counterparts and delivered by any party to the other parties by facsimile or electronic copy, each of which when so executed and delivered shall be deemed an original and all such counterparts shall together constitute one and the same agreement.

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IN WITNESS WHEREOF this Amendment Agreement has been executed by the parties hereto as of the Effective Date.

MK METAL TRADING MEXICO SA DE CV, by its authorized signatory:	DynaResource de Mexico, de CV by its authorized signatory:

Per:	Per:
Dr. Jose Vargas Lugo K.D. DIEPHOLZ; Presidente